EXHIBIT 99.1

The Boston Beer Company Mourns the Loss of Longtime Board Member Gregg A. Tanner

BOSTON, MA, Jan. 28, 2019 /PRNewswire/ – It is with great sadness that The Boston Beer Company acknowledges the passing of one of its longest-serving board members, Gregg A. Tanner, who died at the age of 62 on January 24, 2019.

“Gregg brought with him an unparalleled knowledge of supply chain and operations, an entrepreneurial spirit, a deep humility, genuinely caring nature, and wonderful sense of humor,” said Jim Koch, Founder and Chairman of the Company. “Having Gregg’s vast experience and visionary thinking supporting and guiding us for more than eleven years really allowed us to accelerate our in-house brewing and innovation. He was key to helping us stay agile when we were growing at breakneck speed. We will greatly miss him.”

Boston Beer plans to make a donation in Gregg’s memory to Hospice of the Valley, Phoenix, AZ.